Exhibit 99.1

NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal Engman	Washington, DC 20006
Director of Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	www.washreit.com
September 22, 2016

WASHINGTON REIT COMPLETES SECOND SALE OF SUBURBAN MARYLAND OFFICE PORTFOLIO FOR $128.5 MILLION

Washington REIT (Washington Real Estate Investment Trust - NYSE: WRE) has completed the second sale transaction of its suburban Maryland office portfolio comprising approximately 491,000 square feet for aggregate sales proceeds of $128.5 million.

The second sale transaction, which contains 51 Monroe and One Central Plaza, has been structured in a reverse-1031 exchange in conjunction with the acquisition of Riverside Apartments, an apartment community in Alexandria, VA, consisting of 1,222 units and potential onsite density to develop additional units.

“This transaction completes the sale of Washington REIT’s Maryland office portfolio and reallocates capital from suburban office into value-add, urban in-fill multifamily with higher growth potential, lower leasing capital requirements and greater cash flow stability,” said Paul T. McDermott, President and Chief Executive Officer of Washington REIT. “Our office portfolio is now predominantly located in urban-infill, metro-centric locations in The District and Northern Virginia and is well-positioned to benefit from improving fundamentals in the Washington Metro Region.”

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 49 properties totaling approximately 6 million square feet of commercial space and 4,480 residential units, and land held for development. These 49 properties consist of 19 office properties, 16 retail centers and 14 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).

Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general and local economic and real estate market conditions, the potential for federal government budget reductions, the risk of failure to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2015 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.